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                      [PVF CAPITAL CORP. LOGO APPEARS HERE]



INFORMATION                                                    PVF CAPITAL CORP.
                                                               30000 Aurora Road
FOR IMMEDIATE RELEASE                                            Solon, OH 44139

                                                    FOR FURTHER INFORMATION CALL
                                                                 Carol S. Porter
                                                                    440.248.7171
                                                     carol.porter@myparkview.com


                PVF CAPITAL NAMES MARK D. GROSSI BOARD CHAIRMAN;
                               JACK MALE TO RETIRE

SOLON, OH - JAN. 29, 2009 - PVF Capital Corp. (Nasdaq: PVFC) today announced the appointment of Mark D. Grossi, a veteran banking executive, as chairman of the board of the Company and its wholly owned subsidiary, Park View Federal Savings Bank, succeeding John R. (Jack) Male. In addition, Male will retire as chief executive of the Company and Bank by March 31, 2009.

PVF said it will immediately start a search for a chief executive to succeed Male who will remain as chief executive and president of PVF Service Corporation, the Company's real estate subsidiary. Male also will remain a director of the Company and the Bank.

"With unprecedented economic pressures impacting the banking industry, I cannot think of a person with a better track record to lead the board of our customer-focused community bank and serve the best interests of our customers and shareholders," said Male, 60. "With Mark now as chairman, this is the opportune time for me to step back." Male joined Park View Federal in 1971.

Grossi has more than 30 years of banking and thrift experience, including as executive vice president and chief retail banking officer of Charter One Bank, N.A., before it was acquired by Royal Bank of Scotland in 2004. Under Grossi, Charter One was recognized as a leading retail bank with a variety of products and services that adapted to changing consumer lifestyles, enabling customers to more easily bank whenever and wherever they wanted.


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"For more than 88 years, PVF Capital has been a well-run, well-capitalized family business. I look forward to being a part of its future," said Grossi. "The board is grateful to Jack for his many years of dedicated service, and his continued role at PVF Service Corporation."

Grossi is currently providing consulting services to financial services companies across the country and is serving on the boards of directors of Energy West, Inc. and John D. Oil and Gas Company.

PVF also announced that Richard M. Osborne has resigned as a director of the Company and the Bank, and that Grossi will fill the vacancies created by Osborne's resignations.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the company may be found at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital Market under the symbol PVFC.